Exhibit 99.1

ISIS PHARMACEUTICALS ANNOUNCES OFFERING OF
CONVERTIBLE SUBORDINATED NOTES

CARLSBAD, Calif., January 16, 2007 — Isis Pharmaceuticals, Inc. (NASDAQ: ISIS) announced today that it intends to raise approximately $125.0 million through an offering of Convertible Subordinated Notes due 2027 (“Convertible Notes”) in a private placement.  In addition, Isis Pharmaceuticals intends to grant the initial purchasers a 30-day option to purchase up to an additional $37.5 million aggregate principal amount of Convertible Notes.

Isis intends to use the net proceeds of this offering to repurchase, retire or repay its 5 ½% Convertible Subordinated Notes due 2009 and to use any net proceeds remaining after this use for general corporate and working capital purposes.

The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  None of the Convertible Notes (including any shares of common stock issuable upon conversion thereof) have been registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements regarding Isis Pharmaceuticals’ financing plans and its business.  Any statement describing Isis’ goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals.  Such statements are subject to certain risks and uncertainties, particularly those related to market conditions and other factors that could affect Isis’ ability to complete the proposed note offering, as well as the risks inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions

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that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2005, and its quarterly report on Form 10-Q for the quarter ended September 30, 2006, which are on file with the SEC.  Copies of these and other documents are available from Isis.

Isis Pharmaceuticals is a registered trademark of Isis Pharmaceuticals, Inc.

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Contact:

Kate Corcoran, Ph.D.

Vice President, Corporate Development

William Craumer

Executive Director, Corporate Communications

Isis Pharmaceuticals, Inc.

+1-760-603-2331